Exhibit 5.2
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000
October 28, 2009
GlaxoSmithKline LLC
One Franklin Plaza
P.O. Box 7929, FP2355
Philadelphia, PA 19101
Re:	GlaxoSmithKline Retirement Savings Plan GSK Puerto Rico Retirement Savings Plan
Ladies and Gentlemen:
          We have served as counsel to GlaxoSmithKline plc (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of obligations which may be incurred by the Company (the “Obligations”) pursuant to the GlaxoSmithKline Retirement Savings Plan, as amended (the “Retirement Savings Plan”) and GSK Puerto Rico Retirement Savings Plan, as amended (the “PR Retirement Savings Plan,” and with the Retirement Savings Plan, the “Plans”) and the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 relating to the Obligations (the “Registration Statement”).
          As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.
          On the basis of the foregoing, we are of the opinion that the provisions of the Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the provisions of the PR Retirement Savings Plan comply in all material respects with the requirements of Sections 1165(a) and (e) of the Puerto Rico Internal Revenue Code, as amended. Pursuant to Section 1022 of ERISA, the plan administrator of the PR Retirement Savings Plan has elected to have the trust forming a part of the PR Retirement Savings Plan be treated as a trust created or organized in the United States for purposes of complying with the qualification requirements under section 401(a) of the Internal Revenue Code of 1986, as amended.
          In giving these opinions with respect to the Plans, we have assumed that all Company shares acquired by the Plans will be purchased by the trustee(s) of the respective Plans and will not be purchased from the treasuries of the Company or issued by the Company from authorized or unissued shares.

          This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
          We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Sincerely,
/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP